Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Record Quarter for Sales and EBITDAX
Record Year for Reserves

DALLAS--(BUSINESS WIRE)—February 28, 2022-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the fourth quarter of 2021. For the quarter, the Company generated a net income of $99 million, or $0.22 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $61 million, or $0.13 per diluted share for the fourth quarter of 2021.

FOURTH QUARTER 2021 HIGHLIGHTS

•Completed the acquisition of additional interests in the Jubilee and TEN fields in Ghana for ~$550 million (~$460 million after post-closing adjustments)

•Net Production(2)(3): ~70,000 barrels of oil equivalent per day (boepd) with sales of 81,900 boepd, resulting in a net underlift position of approximately 0.3 million barrels of oil (including impact of Ghana acquisition as of October 1, 2021)

•Revenues: $573 million, or $76.02 per boe (excluding the impact of derivative cash settlements)

•Production expense: $134 million, or $17.81 per boe

•General and administrative expenses: $25 million, $17 million cash expense and $8 million non-cash

•Capital expenditures (excluding acquisitions):
•$104 million base business
•$2 million Mauritania and Senegal

•Generated free cash flow(1) of approximately $136 million

•Ended the quarter with record 1P reserves of approximately 300mmboe and record 2P reserves of approximately 580mmboe

Commenting on the Company’s 2021 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “In 2021, Kosmos rebuilt operational momentum across the portfolio and improved the balance sheet, finishing the year with a strong fourth quarter.

“Today, Kosmos has a differentiated portfolio that is fit for the future with high-quality, low-cost oil assets funding our growth in natural gas and LNG. Our record 2P reserves are balanced between oil and gas with a reserve life of over 20 years.

"With our existing assets and sanctioned projects, production is expected to grow around 50% in the next two years, and we plan to do that while further de-leveraging the balance sheet. As we deliver on this plan and new projects start up, sustainable free cash flow is expected to increase materially, creating the potential for meaningful shareholder returns.

“Our goal is to develop our portfolio in a responsible way, helping our host nations in Africa to expand access to affordable and reliable energy.”

FINANCIAL UPDATE

In October 2021, Kosmos successfully completed the acquisition of additional interests in the Jubilee and TEN fields in Ghana from Occidental Petroleum ("Oxy") for approximately $550 million (~$460 million after post-closing adjustments). The company raised approximately $540 million through an equity and bond offering in October 2021 to fund the transaction. In November 2021, Tullow Oil and PetroSA exercised their pre-emption rights. Completion of the pre-emption transactions remains subject to finalizing definitive agreements and securing approval from the Government of Ghana.

Net capital expenditure for the fourth quarter of 2021, excluding acquisitions, was approximately $106 million, slightly below Company guidance.

Kosmos exited the fourth quarter of 2021 with $2.5 billion of net debt(1) and available liquidity of approximately $0.8 billion. While net debt increased in the quarter, primarily driven by the financing of the Oxy Ghana transaction, leverage improved materially to exit 2021 at around 2.5x.

OPERATIONAL UPDATE

Production

Total net production(2)(3) in the fourth quarter of 2021 averaged approximately 70,000 boepd.

Ghana

Production(3) in Ghana averaged approximately 39,400 barrels of oil per day (bopd) net in the fourth quarter of 2021. Kosmos lifted five cargos from Ghana during the quarter, one more than planned due to a late-December Jubilee lifting.

At Jubilee, production averaged approximately 80,400 bopd gross during the quarter. At TEN, production averaged approximately 27,200 bopd gross for the fourth quarter.

The Jubilee water injector well (J55-W) came online around the end of the third quarter and the second Jubilee producer well (J57-P) came online late in the fourth quarter, increasing Jubilee production to above 90,000 bopd gross. At TEN, a gas injector well came online early in the fourth quarter to add pressure support to the Ntomme field.

High reliability of the Ghana production facilities continues, with uptime of the Jubilee and TEN FPSOs averaging around 98% in the fourth quarter as well as high levels of water injection and gas offtake from the Government of Ghana. This performance has continued into 2022 with record levels of water injection seen at Jubilee (>235,000 barrels of water per day) helping to optimize reservoir performance.

Infill drilling is expected to continue in 2022 with a full year of activity underpinning planned production growth in 2022 and 2023.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 20,800 boepd net (81% oil) during the fourth quarter, as production recovered from the impact of Hurricane Ida late in the third quarter.

Recently, Kosmos announced that the Winterfell-2 appraisal well encountered approximately 40 meters of net oil pay in the first and second horizons, with better oil saturation and porosity than pre-drill expectations. The exploration tail discovered an additional oil-bearing horizon in a deeper reservoir, which is also prospective in the blocks immediately to the north. The results of this appraisal well further define the resource potential in the central Winterfell area, with our current estimate around 100 million barrels gross. We are currently working with partners on a low cost, lower carbon development targeting sanction mid-year 2022, with first oil approximately 18 months after sanction.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 30,400 bopd gross and 9,800 bopd net in the fourth quarter of 2021. As forecast, Kosmos lifted 1.5 cargos from Equatorial Guinea during the quarter.

Two of three planned infill wells in the Okume Complex began producing in the fourth quarter of 2021. These wells were the first new wells since 2015 and have added approximately 2,500 bopd gross of additional production to the field in the fourth quarter, supporting an increase in gross production to around 35,000 bopd in early January. The third planned well has been deferred, as the rig was utilized to plug and abandon an existing well in Equatorial Guinea and was required to mobilize for its next contract before it could complete the drilling of the last well.

Mauritania & Senegal

The Greater Tortue Ahmeyim liquified natural gas (LNG) project has made steady progress in 2021 and was approximately 70% complete at year-end with the following milestones achieved in the quarter and post quarter-end.

•FPSO: All eight process modules have been lifted onto the deck and mechanical completion of the process sub-systems is underway
•Breakwater: Construction completed of the 21st (and final) caisson of the breakwater
•Subsea: Pipe laying vessel completed its nautical trials in preparation for the offshore installation campaign in the second quarter of 2022
•FLNG: All four mixed refrigerant compressors lifted onboard and pipe rack installation operations commenced

Reserves

At year-end 2021, Kosmos had 1P reserves of approximately 300 million barrels of oil equivalent, more than double the reserves at the end of 2020 reflecting robust reserves replacement from existing assets, recognition of Tortue 1P reserves and additional reserves from the acquired Ghana interests. 1P organic reserves replacement ratio was approximately 102%, and around 900% with the addition of Tortue Phase 1 and the acquired Ghana interests.

2P reserves as of year-end 2021 are approximately 580 million barrels, representing a 2P reserves-to-production life of over 20 years. 2P organic reserves replacement ratio was approximately 114%, and around 600% with the addition of the acquired Ghana interests. Kosmos’ year-end reserves have been independently evaluated by Ryder Scott.

2022 Capital Expenditure Budget

Kosmos expects to spend approximately $700 million in capital expenditures in 2022. Around $400 million of the budget is related to the base business (Ghana, Equatorial Guinea and Gulf of Mexico assets) with around $300 million related to our assets in Mauritania and Senegal. The base business capex includes approximately $250-$300 million of maintenance capital expenditures for development drilling, as well as integrity management. In addition, we expect to spend approximately $100-$150 million of growth capital expenditures to fund pre-investment for infrastructure supporting growth in the base business in 2023 and beyond (i.e. Jubilee Southeast and Winterfell). In Mauritania and Senegal, we expect to spend approximately $250 million on Tortue Phase 1, with an incremental $50 million on increased activity on Tortue Phase 2 and the BirAllah and Yakaar-Teranga hubs to advance the commercialization of our substantial gas resources. If Ghana pre-emption is completed, we would expect capital expenditures to reduce by up to $40 million.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.
(3) 4Q net production numbers include pro forma impact from the Oxy Ghana acquisition assuming October 1, 2021 effective date

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss fourth quarter 2021 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and NOC financing. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the RBL Facility, Corporate revolver, and GoM Term Loan less cash and cash equivalents and restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues and other income:
Oil and gas revenue	$572,558	$274,153	$1,332,013	$804,033
Gain on sale of assets	—	92,163	1,564	92,163
Other income, net	52	—	262	2
Total revenues and other income	572,610	366,316	1,333,839	896,198

Costs and expenses:
Oil and gas production	134,135	103,850	346,006	338,477
Facilities insurance modifications, net	(5,081)	2,606	(1,586)	13,161
Exploration expenses	23,930	10,323	65,382	84,616
General and administrative	24,901	14,776	91,529	72,142
Depletion, depreciation and amortization	174,605	159,472	467,221	485,862
Impairment of long-lived assets	—	3,139	—	153,959
Interest and other financing costs, net	37,644	26,617	128,371	109,794
Derivatives, net	17,579	51,956	270,185	17,180
Other expenses, net	9,108	9,840	10,111	37,802
Total costs and expenses	416,821	382,579	1,377,219	1,312,993

Income (loss) before income taxes	155,789	(16,263)	(43,380)	(416,795)
Income tax expense (benefit)	57,073	(24,219)	34,456	(5,209)
Net income (loss)	$98,716	$7,956	$(77,836)	$(411,586)

Net income (loss) per share:
Basic	$0.22	$0.02	$(0.19)	$(1.02)
Diluted	$0.22	$0.02	$(0.19)	$(1.02)

Weighted average number of shares used to compute net income (loss) per share:
Basic	443,451	405,455	416,943	405,212
Diluted	456,557	406,388	416,943	405,212

Dividends declared per common share	$—	$—	$—	$0.0452

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$131,620	$149,027
Receivables, net	177,526	78,813
Other current assets	232,806	172,451
Total current assets	541,952	400,291

Property and equipment, net	4,183,987	3,320,913
Other non-current assets	214,712	146,389
Total assets	$4,940,651	$3,867,593

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$184,403	$221,430
Accrued liabilities	250,670	203,260
Current maturities of long-term debt	30,000	7,500
Other current liabilities	65,879	28,009
Total current liabilities	530,952	460,199

Long-term liabilities:
Long-term debt, net	2,590,495	2,103,931
Deferred tax liabilities	711,038	573,619
Other non-current liabilities	578,929	289,690
Total long-term liabilities	3,880,462	2,967,240

Total stockholders’ equity	529,237	440,154
Total liabilities and stockholders’ equity	$4,940,651	$3,867,593

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating activities:
Net income (loss)	$98,716	$7,956	$(77,836)	$(411,586)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	177,397	162,089	477,801	495,209
Deferred income taxes	(808)	(46,302)	(69,174)	(42,587)
Unsuccessful well costs and leasehold impairments	2,047	(1,181)	18,819	23,157
Impairment of long-lived assets	—	3,139	—	153,959
Change in fair value of derivatives	18,416	54,956	277,705	22,800
Cash settlements on derivatives, net(1)	(81,512)	(27,848)	(231,767)	(10,944)
Equity-based compensation	7,640	6,314	31,651	32,706
Gain on sale of assets	—	(92,163)	(1,564)	(92,163)
Loss on extinguishment of debt	4,402	9	19,625	2,902
Other	(775)	9,249	(3,538)	15,922
Changes in assets and liabilities:
Net changes in working capital	4,980	99,270	(67,378)	6,770
Net cash provided by operating activities	230,503	175,488	374,344	196,145

Investing activities
Oil and gas assets	(94,781)	(162,330)	(472,631)	(379,593)
Acquisition of oil and gas properties	(465,367)	—	(465,367)	—
Proceeds on sale of assets	1,027	97,405	6,354	99,118
Notes receivable from partners	(21)	(11,538)	(41,733)	(65,112)
Net cash used in investing activities	(559,142)	(76,463)	(973,377)	(345,587)

Financing activities:
Borrowings on long-term debt	475,000	—	725,000	300,000
Payments on long-term debt	(650,000)	(250,000)	(1,050,000)	(250,000)
Advances under production prepayment agreement	—	—	—	50,000
Net proceeds from issuance of senior notes	395,000	—	839,375	—
Redemption of senior secured notes	—	—	—	—
Purchase of treasury stock / tax withholdings	—	—	(1,100)	(4,947)
Net proceeds from issuance of common stock	136,006	—	136,006	—
Dividends	—	(97)	(512)	(19,271)
Deferred financing costs	(7,313)	(1,352)	(24,604)	(5,922)
Net cash provided by (used in) financing activities	348,693	(251,449)	624,165	69,860

Net increase (decrease) in cash, cash equivalents and restricted cash	20,054	(152,424)	25,132	(79,582)
Cash, cash equivalents and restricted cash at beginning of period	154,842	302,188	149,764	229,346
Cash, cash equivalents and restricted cash at end of period	$174,896	$149,764	$174,896	$149,764

(1)Cash settlements on commodity hedges were $(81.5) million and $(25.5) million for the three months ended December 31, 2021 and 2020, respectively, and $(224.4) million and $(2.7) million for the years ended December 31, 2021 and 2020, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three months ended		Years ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income (loss)	$98,716	$7,956	$(77,836)	$(411,586)
Exploration expenses	23,930	10,323	65,382	84,616
Facilities insurance modifications, net	(5,081)	2,606	(1,586)	13,161
Depletion, depreciation and amortization	174,605	159,472	467,221	485,862
Impairment of long-lived assets	—	3,139	—	153,959
Equity-based compensation	7,640	6,314	31,651	32,706
Derivatives, net	17,579	51,956	270,185	17,180
Cash settlements on commodity derivatives	(81,529)	(25,526)	(224,421)	(2,715)
Restructuring and other	2,811	10,208	3,823	29,167
Other, net	6,297	4,743	6,288	10,215
Gain on sale of assets	—	(92,163)	(1,564)	(92,163)
Interest and other financing costs, net	37,644	26,617	128,371	109,794
Income tax expense (benefit)	57,073	(24,219)	34,456	(5,209)
EBITDAX	339,685	$141,426	$701,970	$424,987
Acquired Ghana Interest EBITDAX(1)			267,166
Pro Forma EBITDAX			$969,136

(1)Twelve Months Ended December 31, 2021 EBITDAX for the Acquired Ghana Interest of $267.2 million is comprised of Revenues of $332.3 million less direct operating expenses of $65.1 million for the acquired properties. Consistent with the definition of EBITDAX, $1.9 million of Facilities insurance modifications, net has been excluded from the results to present the Acquired Ghana Interests Twelve Months Ended December 31, 2021 EBITDAX. The results are presented on the accrual basis of accounting, however as the acquired properties were not accounted for or operated as a separate segment, division, or entity, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce. The results are not intended to be a complete presentation of the results of operations of the acquired properties and may not be representative of future operations as they do not include general and administrative expenses; interest expense; depreciation, depletion, and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with revenues from the sale of crude oil.

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$98,716	$7,956	$(77,836)	$(411,586)

Derivatives, net	17,579	51,956	270,185	17,180
Cash settlements on commodity derivatives	(81,529)	(25,526)	(224,421)	(2,715)
Gain on sale of assets	—	(92,163)	(1,564)	(92,163)
Facilities insurance modifications, net	(5,081)	2,606	(1,586)	13,161
Impairment of long-lived assets	—	3,139	—	153,959
Restructuring and other	2,811	10,208	3,823	29,167
Other, net	6,310	4,743	6,102	10,215
Loss on extinguishment of debt	4,402	9	19,625	2,902
Total selected items before tax	(55,508)	(45,028)	72,164	131,706

Income tax expense (benefit) on adjustments(1)	17,716	(12,056)	(19,829)	(6,288)
Impact of valuation adjustments and U.S. tax law changes	556	—	556	26,001
Adjusted net income (loss)	$61,480	(49,128)	(24,945)	(260,167)

Net income (loss) per diluted share	$0.22	$0.02	$(0.19)	$(1.02)

Derivatives, net	0.04	0.13	0.65	0.04
Cash settlements on commodity derivatives	(0.18)	(0.06)	(0.54)	(0.01)
Gain on sale of assets	—	(0.23)	—	(0.23)
Facilities insurance modifications, net	(0.01)	0.01	—	0.03
Impairment of long-lived assets	—	0.01	—	0.38
Restructuring and other	0.01	0.02	0.01	0.08
Other, net	0.01	0.01	0.01	0.03
Loss on extinguishment of debt	0.01	—	0.05	0.01
Total selected items before tax	(0.12)	(0.11)	0.18	0.33

Income tax expense (benefit) on adjustments(1)	0.03	(0.03)	(0.05)	(0.01)
Impact of valuation adjustments and U.S. tax law changes	—	—	—	0.06
Adjusted net income (loss) per diluted share	$0.13	$(0.12)	$(0.06)	$(0.64)

Weighted average number of diluted shares	456,557	406,388	416,943	405,212

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Reconciliation of free cash flow:
Net cash provided by operating activities	$230,503	$175,488	$374,344	$196,145
Net cash used for oil and gas assets - base business	(79,680)	(46,529)	(267,072)	(235,426)
Base business free cash flow	150,823	128,959	107,272	(39,281)
Net cash used for oil and gas assets - Mauritania/Senegal	(15,101)	(115,801)	(205,559)	(144,167)
Free cash flow(1)	$135,722	$13,158	$(98,287)	$(183,448)

(1)Commencing in the fourth quarter of 2021, the Company refined its definition of free cash flow to exclude non-recurring activity such as acquisitions, divestitures and NOC financing that may affect the comparability of results in order to better reflect cash flow of the underlying business, consistent with general industry practice.

Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2021(2)	2020	2021(2)	2020
Net Volume Sold
Oil (MMBbl)	7.176	6.170	18.525	20.531
Gas (MMcf)	1.280	1.416	4.904	5.867
NGL (MMBbl)	0.142	0.146	0.508	0.602
Total (MMBoe)	7.531	6.552	19.850	22.111
Total (Boepd)	81.862	71.217	54.384	60.412

Revenue
Oil sales	$561,196	$268,777	$1,298,577	$786,159
Gas sales	6,171	3,560	18,898	11,706
NGL sales	5,191	1,816	14,538	6,168
Total sales	572,558	274,153	1,332,013	804,033
Cash settlements on commodity derivatives	(81,529)	(25,526)	(224,421)	(2,715)
Realized revenue	$491,029	$248,627	$1,107,592	$801,318

Oil and Gas Production Costs	$134,135	$103,850	$346,006	$338,477

Sales per Bbl/Mcf/Boe
Oil sales per Bbl	$78.20	$43.56	$70.10	$38.29
Gas sales per Mcf	4.82	2.51	3.85	2.00
NGL sales per Bbl	36.56	12.44	28.62	10.25
Total sales per Boe	76.02	41.84	67.10	36.36
Cash settlements on commodity derivatives per oil Bbl(1)	(11.36)	(4.14)	(12.11)	(0.13)
Realized revenue per Boe	65.20	37.95	55.80	36.24

Oil and gas production costs per Boe	$17.81	$15.85	$17.44	$15.31

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.
(2)Includes activity related to our acquisition of additional interests in Ghana commencing after the acquisition date.

Kosmos was underlifted by approximately 0.3 million barrels as of December 31, 2021.

Hedging Summary
As of December 31, 2021(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2022:
Three-way collars	Dated Brent	4,500	56.67	43.33	76.91
Three-way collars	NYMEX WTI	1,000	65.00	50.00	85.00
Two-way collars	Dated Brent	7,000	63.57	—	84.29
2023:
Three-way collars	Dated Brent	2,000	65.00	47.50	95.25

(1)Please see the Company’s filed 10-K for full disclosure on hedging material. Includes hedging position as of December 31, 2021 and hedges added since year-end.
(2)“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 1.6 MMBbls of sold (short) calls with a strike price of $60.00 per Bbl in 2022.

2022 Guidance(1)

	1Q2022	FY 2022 Guidance

Production(2,3)	70,000 - 73,000 boe per day	67,000 - 71,000 boe per day

Opex	$18.00 - $20.00 per boe	$16.00 - $18.00 per boe

DD&A	$21.00 - $23.00 per boe

G&A(~65% cash)	$24 - $26 million	$90 - $100 million

Exploration Expense	$5 - $10 million	$45 - $55 million

Net Interest	~$40 million/quarter

Tax	$10.00 - $12.00 per boe

Capital Expenditure	~$125 million	~$700 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)Assumes no pre-emption.
(2)1Q 2022 cargos forecast - Ghana: 4 cargos / Equatorial Guinea: 1 cargo. FY 2022 Ghana: 15 cargos / Equatorial Guinea 3.5 cargos. Average cargo size ~950,000 barrels of oil.
(3)U.S. Gulf of Mexico Production - 1Q 2022 forecast 18,500-19,500 boe per day. FY2022: 18,500-20,500 boe per day. Oil/Gas/NGL split for 2022: ~80%/~12%/~8%.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
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jbuckland@kosmosenergy.com

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